AMERICAN MEDICAL ALERT CORP. REPORTS STRONG
FIRST QUARTER 2009 RESULTS

Company Achieves Record Quarterly Earnings of $773,250 or $0.08 Per Diluted Share

OCEANSIDE, New York. –May 14, 2009 – American Medical Alert Corp. (NASDAQ:  AMAC) a provider of healthcare communication services and advanced telehealth monitoring technologies, today announced operating results for the quarter ended March 31, 2009, the highlights of which are as follows:

•	Company-wide net income increased approximately 71% for the three months ended March 31, 2009 as compared to same period last year.

•	Execution of Company’s operational strategy results in improved Gross Margins within both operating segments.

•	Company continues to show financial strength in its balance sheet as of March 31, 2009.
o	Cash on hand exceeds $4,500,000.
o	Working capital at approximately $7,100,000 representing a 2.6 to 1 ratio
o	Debt to equity ratio falls below .15 to 1.

•	Company set to launch full rollout of MedSmart®, its new medication management and dispensing system.

Revenues for the quarter ended March 31, 2009, consisting primarily of monthly recurring revenues (MRR), increased 3% to $9,912,227 as compared to $9,635,745 for the same period in 2008.  Net income for the quarter ended March 31, 2009 increased 71% to $773,250 or $0.08 per diluted share compared to $452,357 or $0.05 per diluted share for the same period in 2008.  Net Income for the trailing twelve months ended March 31, 2009 and 2008 was $1,760,494 and $1,599,881, respectively.

Earnings before interest, taxes and depreciation and amortization (“EBITDA”) for the quarter ended March 31, 2009 increased 25% to $2,385,904 as compared to $1,906,085 for the same period in 2008.  EBITDA for the trailing twelve months ended March 31, 2009 and 2008 was $7,582,188 and $7,618,919, respectively.

The Company continues to generate positive operating cash flow and ended the quarter with a cash balance of $4,514,992, as compared to $2,473,733 at December 31, 2008.  Along with this, the Company had working capital of $7,064,263 as of March 31, 2009, compared to $5,886,000 at December 31, 2008, representing a 20% increase.  The Company also reduced its long-term debt by $808,282 during the period from December 31, 2008 to March 31, 2009.

Jack Rhian, AMAC’s Chief Executive Officer and President, explained, “The Company’s management team continues to defy the current deep recessionary business conditions by turning in a record quarterly earnings result and the outlook for 2009 remains positive. The following represents some of the highlights from the successful execution of our business plan and operational strategies:

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Our TBCS division reduced their cost of goods sold, as a percentage of TBCS gross revenue, by 5% as compared to the first quarter of 2008. Our consolidation efforts within this division also contributed to the overall decrease in SG&A.

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Two of our TBCS business development efforts (Hospital and Clinical applications and PhoneScreen clinical trial support services) are coming through as envisioned and are expected to help improve our top line run rate during the second half of 2009. Specifically, multiple hospital-based group practices which signed agreements at the beginning of 2009 are completing the implementation process and are commencing service. During this same period, our PhoneScreen team has executed a preferred provider agreement with a major pharmaceutical company. This agreement is long term in nature and is expected to become a recurring contributor for PhoneScreen beginning in the second half of the year.

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Our HSMS team continues to operate at record profitability and is scheduled to release MedSmart with Event Reporting capability this June to healthcare providers and consumers. The product launch will include a new website with e-commerce capability, print advertising and a public relations campaign focused on the national impact of medication noncompliance within the healthcare system. The Company has retained the services of Allison and Partners, a respected firm to execute its public relations initiative.”

Rhian continued, “Today, the telehealth landscape is undergoing resurgence; recent market entries and research commitments from well established medical device companies confirm the imperative for scalable and flexible monitoring solutions. AMAC’s Remote Patient Monitoring “RPM” technologies and national medical call center infrastructure are attracting a vast array of healthcare providers and consortiums that believe RPM is a necessary component of a prevention conscious, evidence based healthcare system. As technology drivers continue to define new opportunities for healthcare communication, AMAC is preparing to support the delivery of new RPM service offerings. This incremental revenue stream, added to our current recurring revenue base, is expected to allow us to deliver continued top and bottom line growth in 2009 and 2010.”

Webcast Information

The Company invites investors and others to listen to the earnings conference call live over the Internet or by dial in at 10:30 a.m. ET

What:	American Medical Alert Corp. First Quarter 2009 Results
When:	Thursday May 14, 2009 10:30 a.m. ET
Where:	http://www.investorcalendar.com/IC/CEPage.asp?ID=144791
How:	Log on to the web at the address above, and click on the audio link or dial in (877) 407-9205 to participate.

Following the conference call, the webcast will be available on the VCall website at http://www.investorcalendar.com/IC/CEPage.asp?ID=144791.  The financial information presented in the webcast will also be available at http://amac.com/press.cfm.

About American Medical Alert Corp.

AMAC is a healthcare communications company dedicated to the provision of support services to the healthcare community. AMAC's product and service portfolio includes Personal Emergency Response Systems (PERS) and emergency response monitoring, electronic medication reminder devices, disease management monitoring appliances and healthcare communication solutions services. AMAC operates nine communication centers under local trade names: HLINK OnCall, Long Island City, NY and Clovis NM, North Shore TAS, Port Jefferson, NY, Live Message America, Audubon, NJ, ACT Teleservice, Newington, CT and Springfield, MA, MD OnCall, Cranston RI and Capitol Medical Bureau Rockville, MD, American MediConnect and Phone Screen Chicago, IL to support the delivery of high quality, healthcare communications.

Use of Non-GAAP Financial Information

In addition to the results reported in accordance with accounting principles generally accepted in the United States (“GAAP”) included in this press release, the Company has provided information regarding certain non-GAAP financial measure.  This measure is “earnings before interest, taxes and depreciation and amortization (“EBITDA”)”.  Such information is reconciled to its closest GAAP measure in accordance with the Securities and Exchange Commission rules and is included in the attached supplemental data.

Management believes that the non-GAAP financial measure used in this press release is useful to both management and investors in their analysis of the Company’s financial position and results of operations.  Management believes that EBITDA is a useful measure of the Company's financial performance as it is an indicator of the Company's ability to generate cash flow to make acquisitions, reinvest in new telehealth products and liquidate liabilities. Management also uses EBITDA for planning purposes to determine appropriate levels of operating and capital investments.

EBITDA is a non-GAAP financial measure and although management and some members of the investment community utilize it to measure financial performance, EBITDA should not be viewed as a substitute for financial data prepared in accordance with GAAP or as a measure of profitability.  Additionally, the non-GAAP financial measure as presented by AMAC may not be comparable to similarly titled measures reported by other companies.

Forward Looking Statements

This press release contains forward-looking statements that involve a number of risks and uncertainties. Forward-looking statements may be identified by the use of forward-looking terminology such as "may," "will," "expect," "believe," "estimate," "anticipate," "continue," or similar terms, variations of those terms or the negative of those terms. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are set forth in the Company's filings with the Securities and Exchange Commission (SEC), including the Company's Annual Report on Form 10-K, the Company's Quarterly Reports on Forms 10-Q, and other filings and releases. These include uncertainties relating to government regulation, technological changes and product liability risks.

Statements of income for the three months ended March 31, 2009 and 2008 and balance sheets as of March 31, 2009 and December 31, 2008 are attached.

AMAC SELECTED FINANCIAL DATA

	3/31/2009	3/31/2008

Revenues	$9,912,227	$9,635,745

Cost of Goods Sold	4,636,968	4,731,955
Selling, General & Administrative Costs	4,052,447	4,155,041
Interest Expense	23,682	102,055
Other Expenses (Income)	(112,120)	(120,663)

Income before Provision for Income Taxes	1,311,250	767,357

Net Income	$773,250	$452,357

Net Income per Share
Basic	$0.08	$0.05
Diluted	$0.08	$0.05

Basic Weighted Average
Shares Outstanding	9,453,868	9,406,070

Diluted Weighted Average
Shares Outstanding	9,581,219	9,698,665

CONDENSED BALANCE SHEET
		March 31,	December 31,
		2009	2008
		(Unaudited)
ASSETS

Current Assets		$11,596,470	$10,054,379
Fixed Assets – Net		9,902,593	10,169,907
Other Assets		13,786,649	14,141,978

Total Assets		$35,285,712	$34,366,264

Current Liabilities		$4,532,207	$4,168,379
Deferred Income Tax		1,233,000	1,208,000
Long-term Debt		2,460,000	2,815,000
Other Liabilities		649,946	623,708

Total Liabilities		$8,875,153	$8,815,087

Stockholders’ Equity		26,410,559	25,551,177
Total Liabilities and Stockholders’ Equity		$35,285,712	$34,366,264

Earnings before interest, taxes and depreciation and amortization for the three months and trailing twelve months ended March 31, 2009 and 2008:

		Add:		Less:
	3/31/09	12/31/2008	Subtotal	3/31/2008	Total

Net Income	773,250	1,439,601	2,212,851	452,357	1,760,494
Add Backs:
Taxes	538,000	1,007,000	1,545,000	315,000	1,230,000
Interest	23,682	279,451	303,133	102,055	201,078
Depreciation & Amort.	1,050,972	4,376,317	5,427,289	1,036,673	4,390,616

EBITDA	2,385,904				7,582,188

		Add:		Less:
	3/31/08	12/31/2007	Subtotal	3/31/2007	Total

Net Income	452,357	1,514,232	1,966,589	366,708	1,599,881
Add Backs:
Taxes	315,000	1,146,000	1,461,000	277,000	1,184,000
Interest	102,055	481,166	583,221	126,515	456,706
Depreciation & Amort.	1,036,673	4,302,118	5,338,791	960,459	4,378,332

EBITDA	1,906,085				7,618,919